EXHIBIT 99.1

Educational Development Corporation Announces Fiscal 2008 Results

TULSA, Okla., May 30, 2008 (PRIME NEWSWIRE) -- Educational Development Corporation (Nasdaq:EDUC) (http://www.edcpub.com) today reported results for the fiscal fourth quarter and the full year ended February 29, 2008.

For the fiscal year 2008, the Company reports net revenue of $30,520,700, a small decrease when compared to $31,403,500 for the previous year and net earnings of $2,324,400 compared to $2,407,100 for the previous year. Earnings per share were $0.60 compared to $0.62 the previous year on a fully diluted basis.

For the fourth quarter 2008, the Company announced net revenues of $6,792,300 compared to $6,991,600 for the same period last year. The Company reported 2008 fourth quarter net earnings of $482,500 compared with $488,300 for the 2007 fourth quarter resulting in earnings per share of $0.13 per share for 2008 fourth quarter and $0.13 for 2007 fourth quarter.

                 EDUCATIONAL DEVELOPMENT CORPORATION
            CONDENSED STATEMENTS OF EARNINGS (UNAUDITED)
 ---------------------------------------------------------------------
                       Three Months Ended       Twelve Months Ended
                        February 29(28),          February 29(28),
                       2008          2007        2008          2007
                       ----          ----        ----          ----

 NET REVENUES       $ 6,792,300  $ 6,991,600  $30,520,700  $31,403,465
                    ===========  ===========  ===========  ===========
 EARNINGS BEFORE
  INCOME TAXES          781,000      782,700    3,732,100    3,878,100
 INCOME TAXES           298,500      294,400    1,407,700    1,471,000
                    -----------  -----------  -----------  -----------
 NET EARNINGS       $   482,500  $   488,300  $ 2,324,400  $ 2,407,100
                    ===========  ===========  ===========  ===========

 BASIC AND DILUTED
  EARNINGS PER
  SHARE:
  Basic             $      0.13  $      0.13  $      0.62  $      0.64
                    ===========  ===========  ===========  ===========
  Diluted           $      0.13  $      0.13  $      0.60  $      0.62
                    ===========  ===========  ===========  ===========

 WEIGHTED AVERAGE
  NUMBER OF COMMON
  AND EQUIVALENT
  SHARES
  OUTSTANDING:
  Basic               3,710,822    3,751,507    3,748,121    3,755,608
                    ===========  ===========  ===========  ===========
  Diluted             3,796,577    3,870,877    3,859,937    3,875,000
                    ===========  ===========  ===========  ===========

About Educational Development Corporation

Educational Development Corporation sells the Usborne line of educational children's books through a multi-level sales organization of independent consultants (http://www.ubah.com), through 5,100 retail stores and over the Internet. Over 1,400 different titles are available for children of all ages, with frequent new additions.

CONTACT:  Educational Development Corporation
          Randall White
          (918) 622-4522